Exhibit 99.1

FOR IMMEDIATE RELEASE

VERTIS ACQUIRES ELITE MAILING AND

FULFILLMENT SERVICES INC.

Acquisition of Lettershop and Presort Facility Further Enhance Direct Mail Services

BALTIMORE, Md. (January 20, 2005) – Vertis, the premier provider of targeted advertising, media, and marketing services, today announced the acquisition of Elite Mailing and Fulfillment Services Inc., a full-service lettershop and mail presorting facility based in Bellmawr, New Jersey.

The company, which operates from two facilities with over 100,000 square foot of manufacturing and warehouse space with approximately 250 employees, has been a strategic partner of Vertis since 1996, providing exceptional lettershop and fulfillment services, according to Dean Durbin, president and chief financial officer for Vertis.

“Vertis is dedicated to providing best-in-class targeted marketing services to our clients,” said Durbin.  “The addition of Elite Mailing and Fulfillment Services Inc. to the Vertis product and service offering further enhances our ability to provide fast and efficient inserting, commingling, and mailing services as part of our clients’ fully integrated direct marketing campaigns.”

About Vertis

Vertis is the premier provider of targeted advertising, media, and marketing services that drive consumers to marketers more effectively.  Its comprehensive products and services range from consumer research, audience targeting, creative services, and workflow management to targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines best-in-class technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide. To learn more about Vertis, visit www.vertisinc.com.

For more information, contact:

Michelle Metter

or Maria Amor

Formula

(619) 234-0345

Grace Platon

Vertis

(800) 365-8957

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